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[CSFB Letterhead]

                           OFFER TO PURCHASE FOR CASH
                         UP TO 25,000,000 COMMON SHARES
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                                    DPL INC.
                                       AT
                         A PURCHASE PRICE NOT IN EXCESS
                    OF $23.00 NOR LESS THAN $20.00 PER SHARE
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON FRIDAY, MARCH 3, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                February 4, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    DPL Inc., an Ohio corporation, has engaged us to act as Dealer Manager in connection with its offer to purchase up to 25,000,000 of its common shares, par value $.01 per share, for a purchase price not in excess of $23.00 nor less than $20.00 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

    DPL will, upon the terms and subject to the conditions of the offer, determine a single per share price that it will pay for shares properly tendered, taking into account the number of shares tendered and the prices specified by tendering shareholders. All shares acquired in the offer will be acquired at the same purchase price. DPL will select the lowest purchase price that will allow it to buy 25,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn.

    DPL's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 4, 2000 and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the offer. All shares tendered and purchased will include the associated preferred share purchase rights issued pursuant to a Shareholder
Rights Agreement, dated as of December 3, 1991, between DPL and The First
National Bank of Boston, as rights agent, and, unless the context otherwise requires, all references to shares include the associated preferred share purchase rights.

    Only shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price will not be purchased if the offer is oversubscribed. Shares tendered at prices in excess of the purchase price that is determined by DPL and shares not purchased because of proration or conditional tenders will be returned as promptly as practicable following the Expiration Date.

    DPL reserves the right, in its sole discretion, to purchase more than 25,000,000 shares pursuant to the offer.

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    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.
HOWEVER, THE OFFER IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO
PURCHASE.

    If at the expiration of the offer more than 25,000,000 shares, or any greater number of shares as DPL may elect to purchase, are properly tendered at or below the purchase price and not properly withdrawn, DPL will buy shares validly tendered and not properly withdrawn first from any person, an "Odd Lot
Holder", who owned beneficially or of record an aggregate of fewer than 100 shares not including any shares held in The Dayton Power and Light Company
Employee Savings Plan, The Dayton Power and Light Company Savings Plan for
Collective Bargaining Employees or the DPL Inc. Employee Stock Ownership Plan, and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on a Notice of Guaranteed Delivery, who properly tender all their shares at or below the purchase price, and then on a pro rata basis from all other shareholders who properly tender shares at prices at or below the purchase price, subject to the conditional tender provisions.

    For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1.  The Offer to Purchase dated February 4, 2000;

    2. The Letter of Transmittal for your use and for the information of your clients, together with the accompanying Substitute Form W-9. Facsimile copies of the Letter of Transmittal, with manual signatures, may be used to tender shares;

    3.  A letter to the shareholders of DPL dated February 4, 2000 from Peter H.
       Forster, Chairman, and Allen M. Hill, President and Chief Executive
       Officer of DPL;

    4. The Notice of Guaranteed Delivery to be used to accept the offer and tender shares pursuant to the offer if the procedures for tendering shares described in the Offer to Purchase cannot be completed on a timely basis;

    5. A printed form of letter which you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients' instructions with regard to the offer;

    6.  Guidelines of the Internal Revenue Service for Certification of Taxpayer
       Identification Number on Substitute Form W-9 providing information relating to United States federal income tax backup withholding; and

    7.  A return envelope addressed to EquiServe, as Depositary for the offer.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS
PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND
WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY,
MARCH 3, 2000, UNLESS THE OFFER IS EXTENDED.

    In order to tender shares in the offer, a duly executed and properly completed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message, as defined in the Offer to Purchase, in the case of a book-entry transfer, and any other required documents should be sent to the Depositary together with either certificate(s) representing tendered shares or timely confirmation of their book-entry transfer, all in accordance with the instructions described in the Offer to Purchase and the related Letter of Transmittal.

    Holders of shares whose certificate(s) for the shares are not immediately available or who cannot deliver the certificate(s) and all other required documents to the Depositary, or complete the procedures for book-entry transfer, before the Expiration Date must tender their shares according to the procedure for guaranteed delivery described in Section 3 of the Offer to Purchase.

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    Neither DPL nor any officer, director, shareholder, agent or other representative of DPL will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer, other than fees paid to Credit Suisse First Boston Corporation, as Dealer Manager, as
described in the Offer to Purchase. DPL will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose shares are held by you as a nominee or in a fiduciary capacity. DPL will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Letter of Transmittal.

    Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the offer should be directed to the Information
Agent or to the Dealer Manager at their addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

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
                                             Very truly yours,

                                             CREDIT SUISSE FIRST BOSTON CORPORATION

    NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF DPL, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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